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SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities and Exchange Act of 1934
(Amendment No.         )

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The Midland Company

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THE MIDLAND COMPANY

7000 Midland Boulevard
Amelia, Ohio 45102

NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT

TO THE SHAREHOLDERS OF THE MIDLAND COMPANY:

We are providing you notice that the Annual Meeting of the Shareholders of The Midland Company will be held at our offices, 7000 Midland Boulevard, Amelia, Ohio 45102, on Thursday, April 10, 2003 at 10:00 a.m. (eastern time), for the following purposes:

1.	To elect six members of the Board of Directors.

2.	To ratify the appointment of Deloitte & Touche LLP as independent public accountants for fiscal year 2003.

3.	To transact any other business that may lawfully come before the meeting.

At the time of this notice, the items listed above are the only items of business that the Board of Directors either intends to present or knows will be presented at the meeting.

We hope you will be able to attend the annual meeting. If you do not plan on attending the meeting and wish your stock to be voted, please date, complete and sign the enclosed proxy card and mail it to us in the enclosed pre-paid return envelope. It is important that your shares are represented and voted at the meeting and we hope that you will return the enclosed proxy card.

You are entitled to vote at the meeting if you were a shareholder of record at the close of business on March 3, 2003.

DATED AT AMELIA, OHIO THIS 13th DAY OF MARCH, 2003.

JOHN I. VON LEHMAN Secretary

TABLE OF CONTENTS

General Information	1

Election of Directors	2-3

Ratification of Appointment of Accountants	3

Director Compensation	3-4

Board Committees	4-5

Report of the Audit Committee	5

Report of the Compensation Committee	6

Principal Shareholders	7-8

Directors and Executive Officers	9-11

Certain Relationships and Related Transactions	11-12

Directors and Executive Officers Stock Ownership	12-13

Section 16 Beneficial Ownership Reporting Compliance	13

Compensation Committee Interlocks	13

Summary Compensation Table	14

Defined Benefit Pension Plan	15

Long-Term Incentive Awards	15

Option Grants in Last Fiscal Year	16

Aggregate Option / SAR Exercised	16

Change in Control Arrangements	16

Five Year Total Return	17

Shareholder Proposals for Next Year	17

Cost of Solicitation	17

Directions to The Midland Company	18

Questions?	18

GENERAL INFORMATION

Who may vote

Shareholders of Midland, as recorded in our stock register on March 3, 2003, may vote at the meeting. As of that date, Midland had 17,605,768 shares of Common Stock outstanding.

How to vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How proxies work

Midland’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director candidates, and in favor of the ratification of Deloitte & Touche LLP as Midland’s independent public accountants for fiscal year 2003.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from such person asking how you wish to vote.

If any other matters come before the meeting or any adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the proxy card.

Revoking a proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by notifying Midland’s Secretary in writing at the address under “Questions?” on page 18.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding proposed shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes Needed

The six director candidates receiving the most votes will be elected to fill the available seats on the Board. Approval of the Ratification of Deloitte & Touche LLP as Midland’s public accountants requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

Other Matters

Any other matters considered at the meeting, including adjournment, will require the affirmative vote of a majority of shares voting.

PROPOSAL 1 — ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

The Board of Directors oversees the management of Midland on your behalf. The Board reviews Midland’s long-term strategic plans and exercises direct decision-making authority in key areas, such as choosing the executive officers, setting the scope of their authority to manage Midland’s day-to-day business and evaluating management’s performance.

Midland’s Amended and Restated Code of Regulations provides that the Board of Directors consists of three classes of directors, Class I, II, and III. Each class is elected for a three-year term with one class being elected each year. The term of Class II directors expires at the 2003 Annual Meeting of Shareholders, the term of the Class III directors expires at the 2004 Annual Meeting of Shareholders, and the term of the Class I directors expires at the 2005 Annual Meeting of Shareholders.

Five out of our six director nominees are not Midland employees. Only non-employee directors serve on our Audit and Compensation Committees. Personal information on each of our nominees is provided below.

The Board is nominating for re-election all of its current Class II directors: Michael J. Conaton, Jerry A. Grundhofer, Joseph P. Hayden III, William J. Keating, Jr. and John R. LaBar. All Class II directors will hold office until the annual meeting in 2006 or until their successors have been elected and qualified.

The following Class III directors have been elected to serve until the annual meeting in 2004 and until their successors have been elected and qualified: J. P. Hayden, Jr., William T. Hayden, John M. O’Mara, Glenn E. Schembechler, Francis Marie Thrailkill, OSU Ed.D. and John I. Von Lehman.

The following Class I directors have been elected to serve until the annual meeting in 2005 and until their successors have been elected and qualified: James E. Bushman, James H. Carey, John W. Hayden, Robert W. Hayden and David B. O’Maley.

In addition, at the July 25, 2002 Board meeting, Mr. Richard M. Norman was appointed to a newly created seat on the Board. The Board of Directors desires to have Mr. Norman be a permanent member of the Class II directors. As such, the Board is nominating Mr. Norman to serve until the 2006 Annual Meeting of Shareholders or until his successor is elected and qualified.

Board meetings last year: 6

Proxies solicited by the Board will be voted for the election of the director nominees. In voting to elect directors, shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder sees fit. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to the President, a Vice President or the Secretary of Midland not less than 48 hours prior to the Annual Meeting. The proxies solicited include discretionary authority to cumulate their votes.

Nominees receiving the highest number of votes cast for the positions to be filled will be elected. Should any of the nominees become unable to serve, proxies will be voted for any substitute nominee designated by the Board of Directors.

The Board recommends a vote FOR each of the directors nominated for election:

Michael J. Conaton Age 69	From April 1998 until April 2000, Mr. Conaton served as an officer of Midland in his capacity as Vice Chairman and from 1988 until April 1998, as President of Midland. Mr. Conaton has served Midland in various capacities since 1961. Mr. Conaton’s term as a director expires in 2003.

Jerry A. Grundhofer Age 58	Mr. Grundhofer is the President and Chief Executive Officer of US Bancorp. Prior to its merger with US Bancorp, Mr. Grundhofer served as the Chairman of the Board, President and Chief Executive Officer of Firstar Corporation (and its predecessor(s)) since 1993. Mr. Grundhofer is also a director of Ecolab, Inc., Ohio National Financial Services, Inc. and the Ohio National Life Insurance Company. Mr. Grundhofer’s term as a director expires in 2003.

Joseph P. Hayden, III Age 50	Mr. Hayden is Chairman of the Board of Directors and Chief Operating Officer of Midland. Mr. Hayden also serves as Chairman and Chief Executive Officer of M/G Transport Services, Inc., a wholly owned subsidiary of Midland. Mr. Hayden has served in various capacities for Midland and its subsidiaries with progressively increasing responsibilities since 1975. Mr. Hayden’s current term as a director expires in 2003.

William J. Keating, Jr. Age 49	Mr. Keating is a partner at Keating, Muething & Klekamp, P.P.L, a law firm in Cincinnati, Ohio, and has served in that capacity for over ten years. Mr. Keating’s term as a director expires in 2003.

John R. LaBar Age 71	Mr. LaBar retired as Vice President and Secretary of Midland effective December 31, 1998. Mr. LaBar served Midland and its subsidiaries in various capacities from 1953 until his retirement. Mr. LaBar’s term as a director expires in 2003.

Richard M. Norman Age 58 Director since July 25, 2002	Mr. Norman was appointed as a director by the Board of Directors of Midland effective July 25, 2002 to fill a newly created seat. Mr. Norman currently serves as Vice President/Treasurer for Finance and Business Services at Miami University in Oxford, Ohio. Mr. Norman has served in that capacity since August 1999. Prior to August 1999, Mr. Norman served as Vice President/Associate Treasurer for Administration at Rutgers University of New Jersey.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
(Item 2 on the Proxy Card)

The Board is seeking shareholder ratification of its selection of Deloitte & Touche LLP as Midland’s independent public accountants for fiscal year 2003. This firm of independent and certified public accountants has performed the annual audit of Midland and its predecessor, Midland-Guardian Co., since 1952. An affirmative vote of a majority of common shares voting at the meeting is required for ratification. If ratification is not obtained, the Audit Committee of the Board of Directors will select other auditors. Representatives of Deloitte & Touche LLP are expected to be present at the 2003 Annual Shareholders’ Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Principal Accounting Firm Fees

Aggregate fees billed to Midland for fiscal 2002 by Midland’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) were as follows:

Audit Fees	$319,000

Financial Information Systems Design and Implementation Fees	0	(a)

All Other Fees	96,300	(a)(b)

	$415,300

(a) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence and has concluded that the provision of such services is compatible with maintaining its independence.

(b) Includes $96,000 of other audit-related fees.

DIRECTOR COMPENSATION

Non-employee directors of Midland receive $16,000 per year for serving as a member of the Board of Directors. They also receive $2,000 for each regular or special Board of Directors meeting attended. In addition, Midland pays non-employee directors serving as chairs of committees $1,000 annually. Members of committees receive $750 per committee meeting attended.

Non-employee directors may defer receipt of some or all of their annual fees, attendance fees and committee fees under Midland’s Non-Employee Director Deferred Compensation Plan. Under this Plan, non-employee directors may either invest deferred compensation in Midland stock equivalents or may receive a fixed rate of return on compensation they have deferred.

Non-employee directors received an option grant in 2002 entitling each director to purchase 2,200 shares (post-split) of Midland common stock. Directors who are presently under consulting agreements with Midland do not receive any compensation for serving as a director other than director options. Directors who are employees of Midland do not receive any compensation for serving as a director. The net value realized from the exercise of options or restricted grants in 2002 by non-employee directors was $378,989.

Midland maintains a split-dollar life insurance program for J.P. Hayden, Jr., a director and a former executive officer of Midland. Under this program, Midland has purchased life insurance policies on the lives of J.P. Hayden, Jr. and his wife. J.P. Hayden, Jr. is responsible for a portion of the premiums and Midland pays the remainder of the premiums on the life insurance policies. The amount of premium advanced by Midland in 2002 was $0. No interest is charged on the amount advanced but repayment of such amount is secured by collateral assignment of the policies. Upon the death of J.P. Hayden, Jr. and his wife, Midland will be entitled to receive that portion of the benefits paid under the life insurance policy equal to the premiums paid by Midland on that policy. In the event of surrender of a policy prior to death of an insured, Midland would recover the premiums it has paid from the cash surrender value of the policy or from the insureds. The life insurance trust established by the decedent will receive the remainder of the death benefits. The economic value of the benefit for the period the funds were advanced during 2002, using the Demand Loan Approach and Midland’s average commercial paper rate of 2.1%, is $85,242 for J. P. Hayden, Jr. and his wife.

Midland also maintains split-dollar life insurance programs for Robert W. Hayden and John R. LaBar, who are both directors and former officers of Midland. In 2002, Midland advanced $0 in premiums for Robert W. Hayden and $123,579 in premiums for John R. LaBar. No interest is charged on the amounts advanced. The economic value of the benefits for the funds advanced in 2002 was $34,293 for Robert W. Hayden and $41,288 for John R. LaBar.

BOARD COMMITTEES

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board.

The Audit Committee is responsible for facilitating the Board of Directors’ financial oversight responsibilities for Midland. It also recommends the appointment of independent accountants and reviews the relationship between Midland and its independent accountants.

Committee members: James E. Bushman, James H. Carey, Richard M. Norman and Glenn E. Schembechler.
James H. Carey, Chairman

Meetings last year: 6

The Compensation Committee is responsible for reviewing and establishing compensation for the senior executive officers of Midland.

Committee members: James E. Bushman, James H. Carey, William J. Keating, Jr., David B. O’Maley and John M. O’Mara.
David B. O’Maley, Chairman

Meetings last year: 4

The Executive Committee has the authority, during intervals between meetings of the Board of Directors, to exercise all powers of the Board of Directors other than that of filling vacancies in the Board of Directors or in any committee of the Board of Directors.

Committee members: James E. Bushman, Michael J. Conaton, J. P. Hayden, Jr., John W. Hayden, Joseph P. Hayden III and John M. O’Mara. J. P. Hayden, Jr., Chairman

Meetings last year: 3

The Governance Committee is responsible for oversight of corporate compliance and corporate ethics and for matters pertaining to the Board of Directors structure, membership and diversity. The Committee continues to receive reports from Midland’s Chief Compliance Officer regarding Midland’s compliance and ethics initiatives in advance of the Board of Directors’ regular quarterly meetings. The Committee continues to discuss these reports informally amongst themselves and to report on compliance efforts to the full Board.

Committee Members: Jerry A. Grundhofer, William T. Hayden, David B. O’Maley and Francis Marie Thrailkill, OSU Ed.D.
William T. Hayden, Chairman

Meetings last year: 1

The Nominating Committee is responsible for identifying individuals qualified to become Board members and to recommend to the Board the director nominees for the next annual meeting of stockholders.

Committee Members: James H. Carey, J. P. Hayden, III, John W. Hayden and John M. O’Mara.
John M. O’Mara, Chairman

Meetings last year: 1

REPORT OF THE AUDIT COMMITTEE

Midland’s Audit Committee is composed of Messrs. Bushman, Carey, Norman and Schembechler. In accordance with the Audit Committee’s Charter, as adopted by Midland’s Board of Directors, the Audit Committee’s primary function is to facilitate the Board of Directors’ financial oversight responsibilities concerning Midland. The Audit Committee Charter was attached to the proxy statement dated March 13, 2001 as Appendix I. Consistent with the Committee’s Charter, each of the four Audit Committee members is an independent director, as that term is defined by NASD Rules.

The Committee met six times during fiscal 2002. In discharging its duties and responsibilities, the Audit Committee:

•	reviewed and discussed Midland’s audited financial statements for the year ended December 31, 2002 with management;

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	received from the independent auditors a formal written statement describing all relationships between the auditors and Midland that might affect the auditors’ independence as required by Independence Standards Board Standard No. 1;

•	discussed with the independent auditors any relationships that may impact their objectivity and independence; and

•	determined that the provision of non-audit services provided to Midland by the auditors for 2002 is compatible with maintaining the auditors’ independence.

Based on the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Midland’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee
James E. Bushman
James H. Carey, Chairman
Richard M. Norman
Glenn E. Schembechler

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Midland’s Compensation Committee is composed of Messrs. Bushman, Carey, Keating, O’Maley and O’Mara. All five members are non-employee directors.

Midland’s compensation policy is designed to attract and retain qualified executive officers, to reward them for profitable corporate performance and to provide incentives for them to create short-term and long-term corporate stability and growth. Accordingly, Midland’s compensation package for its executive officers consists of base salary, short-term incentive compensation and long-term incentive awards. The level of these compensation components is determined by the Compensation Committee.

For the past several years, the Committee has engaged Towers Perrin, a national compensation consultant, to offer advice with respect to Midland’s executive compensation program. The consultant determined a peer group of companies in the insurance industry and surveyed available compensation data for such companies to ascertain competitive levels of base compensation, short-term incentive compensation and long-term incentive awards, and has made various recommendations to the Committee, who has relied on the consultants expert advice.

The Committee sets base salaries at levels the Committee believes are sufficient to attract and retain qualified executives, including the Chairman of the Board and the Chief Executive Officer. The Committee, in determining the base salaries for both the Chairman of the Board and the Chief Executive Officer, considered several factors including, but not limited to, the compensation payable to the chief executive officers of other specialty insurance companies with comparable asset size and premium income. Based on these factors, the base salary for both the Chairman of the board and the Chief Executive Officer was set at $461,250 in 2002, representing an increase of $11,250 above the prior year’s base salary of $450,000.

Midland also has a program for short-term incentive compensation and long-term incentive awards. With respect to short-term incentive compensation, the Committee implemented a plan that ties executive bonuses to the achievement of stipulated goals for top-line revenue growth, profitability and the efficient use of Midland’s capital as measured by Midland’s after-tax return on beginning shareholders’ equity. During 2002, the short-term incentive compensation earned by both the Chairman of the Board and the Chief Executive Officer was $105,257.

With respect to long-term incentive awards, the Committee implemented a program that would tie a portion of executive stock awards to specific performance measures. The specific measure selected was a target of growth in shareholders’ equity per share over a three-year period. Long-term incentive awards are made under Midland’s 1992 Associate Incentive Stock Plan, as amended, which authorizes restricted stock awards, stock option grants, performance share awards and stock appreciation rights. During 2002, stock options and performance shares were awarded to both the Chairman of the Board and the Chief Executive Officer, and to other executive officers as set forth in the Summary Compensation Table.

The Compensation Committee has designed compensation policies for its executive officers using short-term incentive compensation and long-term incentive awards to meet the criteria for deductibility under Section 162(m) of the Internal Revenue Code.

Respectfully submitted,

Compensation Committee
James E. Bushman
James H. Carey
William J. Keating, Jr.
David B. O’Maley, Chairman
John M. O’Mara

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 3, 2003, the holdings of persons (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by Midland to be the beneficial owner of more than 5% of Midland’s outstanding Common Stock. Information has been furnished by persons listed and/or has been obtained from reports filed by the persons listed with the Securities and Exchange Commission.

	Amount and Nature of		Percent
Name and Address of Beneficial Owner	Beneficial Ownership		of Class

J. P. Hayden, Jr. & Lois T. Hayden 7000 Midland Boulevard Amelia, Ohio 45102	2,276,770	(1)	12.9%

Robert W. Hayden 7000 Midland Boulevard Amelia, Ohio 45102	2,075,751	(2)	11.8%

William T. Hayden 7000 Midland Boulevard Amelia, Ohio 45102	1,631,467	(3)	9.3%

John R. LaBar 7000 Midland Boulevard Amelia, Ohio 45102	1,214,312	(4)	6.9%

John W. Hayden 7000 Midland Boulevard Amelia, Ohio 45102	1,190,042	(5)	6.7%

Joseph P. Hayden, III 7000 Midland Boulevard Amelia, Ohio 45102	1,153,079	(6)	6.5%

Gabelli Fund One Corporate Center Rye, New York 10580	976,400		5.5%

(1)	J. P. Hayden, Jr. and Lois T. Hayden are husband and wife. Their beneficial ownership includes 195,830 shares over which J.P. Hayden, Jr. has sole voting and investment power, 54,000 shares over which he has sole voting power only, 191,314 shares owned by Lois T. Hayden and 22,900 shares that may be acquired through exercise of options within 60 days of March 3, 2003. Such ownership also includes 514,024 shares owned by Hayden Investments Limited Partnership (“HILP”). Lois T. Hayden is the sole shareholder of the general partner of HILP and owns all of the limited partnership interests of HILP. She also has sole voting and investment powers over the shares owned by HILP. Mr. Hayden’s beneficial ownership also includes 1,298,702 shares owned by J&L Hayden Holdings Limited Partnership (“J&L Holdings”). Mrs. Hayden controls all voting for the general partner of J&L Holdings and is a 1% limited partner. Mrs. Hayden also has sole voting and investment power over the shares owned by J&L Holdings.

(2)	Robert W. Hayden’s beneficial interest includes 865,820 shares held by Mr. Hayden as Trustee for the benefit of immediate family members and 17,900 shares that may be acquired through exercise of options within 60 days of March 3, 2003. Mr. Hayden’s beneficial interest also includes 1,192,031 shares owned by the R. Hayden Investments Limited Partnership, of which Mr. Hayden is the sole general and limited partner.

(3)	William T. Hayden’s beneficial interest includes 20,496 shares owned by Mr. Hayden’s wife, 857,667 shares over which Mr. Hayden has sole voting and investment power, 723,404 shares over which he shares voting and investment power, and 29,900 shares that may be acquired through exercise of options within 60 days of March 3, 2003. With regard to the shares to which Mr. Hayden shares voting and investment power, Mr. Hayden shares such power over: (a) 206,289 shares held in trust as a co-trustee with Burgess L. Doan; (b) 83,716 shares held in trust as co-trustee with John W. Hayden; (c) 232,834 shares held in trust as co-trustee with John W. Hayden and Thomas R. Hayden; and (d) 171,681 shares held in trust as co-trustee with Joseph P. Hayden, III and Thomas R. Hayden.

(4)	John R. LaBar’s beneficial interest includes 1,075,412 shares over which Mr. LaBar has sole voting and investment power, 121,000 shares owned by his wife and 17,900 shares that may be acquired through exercise of options within 60 days of March 3, 2003.

(5)	John W. Hayden’s beneficial interest includes 530,823 shares over which Mr. Hayden has sole voting and investment power, 30,000 shares over which he has sole voting power only, 593,199 shares over which he shares voting and investment power and 36,020 shares that may be acquired though exercise of options within 60 days of March 3, 2003. With regard to the shares over which Mr. Hayden shares voting and investment power, Mr. Hayden shares voting and investment power over: (a) 83,716 shares held in trust as co-trustee with William T. Hayden; (b) 83,716 shares held in trust as co-trustee with Joseph P. Hayden III; (c) 232,834 shares held in trust as co-trustee with William T. Hayden and Thomas R. Hayden; and (d) 192,933 shares held in trust as co-trustee with Joseph P. Hayden, III and Thomas R. Hayden.

(6)	J. P. Hayden III’s beneficial ownership includes 615,473 shares over which Mr. Hayden has sole voting and investment power, 30,000 shares over which he has sole voting power only, 448,330 shares over which he shares voting and investment power, 23,256 shares owned by Mr. Hayden’s wife, and 36,020 shares that may be acquired through exercise of options within 60 days of March 3, 2003. Of the shares over which Mr. Hayden shares voting and investment power, Mr. Hayden shares voting and investment power over: (a) 83,716 shares held in trust as co-trustee with John W. Hayden; (b) 192,933 shares held in trust as co-trustee with John W. Hayden and Thomas R. Hayden; and (c) 171,681 shares held in trust as co-trustee with William T. Hayden and Thomas R. Hayden.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning Midland’s directors and certain executive officers for 2002:

Name	Age	Position

Joseph P. Hayden III (1)(5)	50	Chairman of the Board and Chief Operating Officer

John W. Hayden (1)(5)	45	President, Chief Executive Officer and Director

John I. Von Lehman	50	Executive Vice President, Chief Financial Officer, Secretary and Director

Paul T. Brizzolara	45	Executive Vice President, Chief Legal Officer and Assistant Secretary

Paul F. Gelter	47	Vice President

Elisabeth E. Baldock	44	Vice President Human Resources/Learning and Development

W. Todd Gray	35	Treasurer

James E. Bushman (1)(2)(3)	58	Director

James H. Carey (2)(3)(5)	70	Director

Michael J. Conaton (1)	69	Director

Jerry A. Grundhofer (4)	58	Director

J. P. Hayden, Jr. (1)	73	Chairman of the Executive Committee of the Board of Directors and Director

Robert W. Hayden	64	Director

William T. Hayden (4)	49	Director

William J. Keating, Jr. (3)	49	Director

John R. LaBar	71	Director

Richard M. Norman (2)	58	Director (effective July 25, 2002)

David B. O’Maley (3)(4)	56	Director

John M. O’Mara (1)(3)(5)	75	Director

Glenn E. Schembechler (2)	73	Director

Francis Marie Thrailkill, OSU Ed.D. (4)	65	Director

(1)	Executive Committee Member

(2)	Audit Committee Member

(3)	Compensation Committee Member

(4)	Governance Committee Member

(5)	Nominating Committee Member

     Elisabeth E. Baldock. Ms. Baldock has been Vice President of Human Resources/Learning and Development of Midland since October 2000. In addition, since September 2000, she has served as Senior Vice President of American Modern Insurance Group, Inc., a wholly owned subsidiary of Midland. Ms. Baldock has been employed by Midland since 1999. Prior to 1999, Ms. Baldock was an independent human resources consultant, was a Vice President, Human Resource Development, of Catholic Healthcare Partners and served as a consultant with Hay Management Consultants.

     Paul T. Brizzolara. Mr. Brizzolara is Executive Vice President, Chief Legal Officer and Assistant Secretary of Midland. Mr. Brizzolara has served Midland in various capacities with progressively increasing responsibilities since 1982.

     James E. Bushman. Mr. Bushman has served as a director of Midland since 1997. Mr. Bushman’s term as a director expires in 2005. Mr. Bushman is the President and Chief Executive Officer of Cast-Fab Technologies, Inc. and has served in those capacities for over ten years. Mr. Bushman is a director of Ohio National Fund, Inc., One Fund, Inc. and The Dow Target Variable Fund, LLC.

     James H. Carey. Mr. Carey has served as a director of Midland since 1971. Mr. Carey’s term as a director expires in 2005. Mr. Carey currently serves as a corporate director and advisor and has served as the Managing Director of Briarcliff Financial Associates since 1991. Mr. Carey currently serves as a director of Airborne Freight Corporation. Mr. Carey formerly served as the Chief Executive Officer of National Capital Benefits Corporation and as the President and Chief Executive Officer of the Berkshire Bank.

     Michael J. Conaton. For information concerning Mr. Conaton see “Election of Directors”.

     Paul F. Gelter. Mr. Gelter joined Midland in June of 2002 as Vice President. Prior to joining Midland, Mr. Gelter worked as an independent consultant, PFG Consulting LLC. Prior to November 1999, Mr. Gelter was a Partner with Anderson Consulting.

     W. Todd Gray. Mr. Gray has been Treasurer of Midland since 1997. Mr. Gray joined Midland in 1994 and served as Internal Audit Manager and then as Assistant Treasurer. Prior to joining Midland, Mr. Gray was employed by Deloitte and Touche LLP.

     Jerry A. Grundhofer. For information concerning Mr. Grundhofer see “Election of Directors”.

     John W. Hayden. Mr. Hayden has served as a director of The Midland Company since 1991. Mr. Hayden’s term as a director expires in 2005. Since 1998, Mr. Hayden has been the Chief Executive Officer and President of Midland. In addition, Mr. Hayden serves as the Chairman, Chief Executive Officer and President of American Modern Insurance Group, Inc., a wholly owned subsidiary of Midland. Before assuming his current responsibilities, Mr. Hayden was a Senior Executive Vice President of Midland and Vice Chairman of the American Modern Insurance Group, Inc. Mr. Hayden has served in various capacities for Midland and its subsidiaries with progressively increasing responsibilities since 1981. Mr. Hayden is also a director of Ohio National Financial Services, Inc., Ohio National Mutual Holdings, Inc., and The Ohio National Life Insurance Company.

     Joseph P. Hayden III. For information concerning Mr. Hayden see “Election of Directors”.

     J.P. Hayden, Jr. Mr. Hayden has served as a director of Midland since 1961. Mr. Hayden’s current term as a director expires in 2004. From April 1998 until April 2000, Mr. Hayden served as an officer of Midland in his capacity as Chairman of the Executive Committee of the Board of Directors. From 1980 through April 1998, Mr. Hayden served as the Chairman of the Board and Chief Executive Officer of Midland and from 1960 through 1979 as President of Midland. Mr. Hayden has served Midland and its subsidiaries in various capacities since 1950.

     Robert W. Hayden. Mr. Hayden has served as a director of The Midland Company since 1968. Mr. Hayden’s term as a director expires in 2005. Mr. Hayden retired in 1999, as a Vice President of Midland. Mr. Hayden served Midland and its subsidiaries in various other capacities from 1960 until his retirement.

     William T. Hayden. Mr. Hayden has served as a director of Midland since 1994. Mr. Hayden’s current term as a director expires in 2004. Mr. Hayden is a partner of the law firm Katz, Teller, Brant & Hild in Cincinnati, Ohio and has served in this capacity since 2002. Prior to that, Mr. Hayden was an attorney in private practice for over five years and was formerly a partner of the law firm of Cohen, Todd, Kite & Stanford in Cincinnati, Ohio.

     William J. Keating, Jr. For information concerning Mr. Keating see “Election of Directors”.

     John R. LaBar. For information concerning Mr. LaBar see “Election of Directors”.

     Richard M. Norman. For information concerning Mr. Norman see “Election of Directors”.

     David B. O’Maley. Mr. O’Maley has served as a director of The Midland Company since 1998. Mr. O’Maley’s term as a director expires in 2005. Mr. O’Maley is Chairman of the Board, President and Chief Executive Officer of Ohio National Mutual Holdings, Inc., Ohio National Financial Services, Inc., The Ohio National Life Insurance Company and various affiliates and has served in those capacities since 1994. Mr. O’Maley has also been a director of US Bancorp (or its predecessor(s)) since 1995 and is a director of KGO Development, Inc.

     John M. O’Mara. Mr. O’Mara has served as a director of Midland since 1983. Mr. O’Mara’s term as a director expires in 2004. Since 1990, Mr. O’Mara has served as a financial consultant, has provided general business advice to corporations and has acted as a consultant to parties in leveraged buy-out transactions. Prior to 1990, Mr. O’Mara was Chairman and Chief Executive Officer of Global Natural Resources, Inc. Mr. O’Mara is a director of Baldwin & Lyons, Inc.

     Glenn E. Schembechler. Mr. Schembechler has served as a director of Midland since 1981. Mr. Schembechler’s term as a director expires in 2004. Mr. Schembechler is a Professor Emeritus at the University of Michigan. Mr. Schembechler served as President of the Detroit Tigers Baseball Club from 1990 to 1992 and served as Athletic Director and Head Football Coach at the University of Michigan until 1990. Mr. Schembechler is also a director of Varsity Brands, Inc.

     Francis Marie Thrailkill, OSU Ed.D. Sister Thrailkill has served as a director of Midland since 2001. Sister Thrailkill’s term as a director expires in 2004. Sister Thrailkill is President of the College of Mount St. Joseph in Cincinnati, Ohio and has served in this capacity since 1987. Previously, Sister Thrailkill was President of Springfield College in Illinois

     John I. Von Lehman. Mr. Von Lehman has served as a director of Midland since 1991. Mr. Von Lehman’s term as a director expires in 2004. Mr. Von Lehman is Executive Vice President, Chief Financial Officer and Secretary of Midland. Mr. Von Lehman has served Midland in various capacities with progressively increasing responsibilities since 1980.

     Periods of service as directors includes service as directors of Midland’s predecessor, Midland-Guardian Co.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

J.P. Hayden, Jr. and Robert W. Hayden are brothers. Joseph P. Hayden III, John W. Hayden and William T. Hayden are brothers and are sons of J. P. Hayden, Jr. and Lois T. Hayden. Thomas R. Hayden is also the son of J. P. Hayden, Jr. and Lois T. Hayden and the brother of Joseph P. Hayden III, John W. Hayden and William T. Hayden. Thomas R. Hayden is employed by a subsidiary of Midland and earned salary and bonus of $124,427 during 2002.

Dan LaBar and Mike LaBar are sons of John R. LaBar and are employed by a subsidiary of Midland. Jeff Martin and Mike Jackson are the brothers-in-law of Joseph P. Hayden III and are employed by a subsidiary of Midland. In 2002, Messrs. Dan LaBar, Mike LaBar, Martin and Jackson earned salary and bonus payments of $64,173, $56,473, $80,436 and $93,844, respectively.

In 2002, John R. LaBar, a director of Midland and, until December 31, 1998, Vice President and Secretary of Midland, received $60,000 in consulting fees and other benefits, including health insurance, club dues and airplane and automobile expenses with an estimated value of $26,291. These amounts were paid pursuant to the terms of a Consulting Agreement entered into during 2000. Mr. LaBar also received $96,217 in benefit payments under Midland’s pension plans. In 2002, Robert W. Hayden, a director of Midland and, until January 29, 1999, a Vice President of Midland, received $135,000 in consulting fees and other benefits, including health insurance, club dues and airplane and automobile expenses with a value of $40,074. These amounts were paid pursuant to the terms of a Consulting Agreement entered into during 2000. Mr. LaBar’s and Mr. Hayden’s consulting expired at the end of 2002. In 2002, J. P. Hayden, Jr., a director and Chairman of the Executive Committee of the Board and formerly Chairman and Chief Executive Officer of Midland, received $500,000 in consulting fees. During 2002, Mr. Hayden received other benefits, including health insurance, club dues and airplane and automobile expenses with an estimated value of $34,427. Under the terms of the Consulting Agreement, Mr. Hayden’s consulting fees from Midland decline annually to $200,000 per year in 2005. In 2002, Michael J. Conaton, a director of

Midland and formerly Vice Chairman of the Board and President of Midland, received $250,000 in consulting fees. During 2002, Mr. Conaton received other benefits, including health insurance, club dues and airplane and automobile expenses with an estimated value of $24,710. Under the terms of the Consulting Agreement, Mr. Conaton’s consulting fees from Midland decline annually to $50,000 per year in 2005.

At the time of their retirements, J. P. Hayden, Jr. and Michael J. Conaton were participants in Midland’s Non-Qualified Self-Directed Retirement Plan. At the time of their retirements, John R. LaBar and Robert W. Hayden were participants in Midland’s Non-Qualified Pension Plan with pension benefits scheduled to be paid out in the form of a lifetime annuity.

William J. Keating, Jr. is a Partner with the law firm of Keating, Muething and Klekamp, P.L.L., which provides legal services to Midland. William T. Hayden was made a Partner with the law firm of Katz, Teller, Brandt & Hild in 2002, which provides legal services to Midland. Midland paid Mr. Hayden fees of $60,000 in 2002 for professional services provided to Midland prior to joining Katz, Teller, Brandt & Hild. Mr. Gelter was paid $25,000 for consulting services provided to Midland prior to joining Midland in June 2002.

DIRECTORS AND EXECUTIVE OFFICERS STOCK OWNERSHIP

This table lists the executive officers and directors of Midland and shows how much common stock each owned on March 3, 2003.

	Common Stock
	Beneficially Owned

Name	Amount		Percentage

Joseph P. Hayden III	1,153,079	(1)	6.5%

John W. Hayden	1,190,042	(1)	6.7%

John I. Von Lehman	70,219	(3)	*

Paul T. Brizzolara	19,215	(3)	*

Elisabeth E. Baldock	7,121	(3)	*

Paul F. Gelter	500	(3)	*

W. Todd Gray	7,431	(3)	*

James E. Bushman	35,900	(3)	*

James H. Carey	20,540	(3)	*

Michael J. Conaton	279,368	(2)	1.6%

Jerry A. Grundhofer	23,900	(3)	*

J. P. Hayden, Jr.	2,276,770	(1)	12.9%

Robert W. Hayden	2,075,751	(1)	11.8%

William T. Hayden	1,631,467	(1)	9.3%

William J. Keating, Jr.	6,900	(3)	*

John R. LaBar	1,214,312	(1)	6.9%

Richard M. Norman	2,900	(3)	*

David B. O’Maley	23,900	(3)	*

John M. O’Mara	56,300	(3)	*

Glenn E. Schembechler	69,684	(3)	*

Francis Marie Thrailkill, OSU Ed.D	7,900	(3)	*

All Directors and Executive Officers as a Group (21 Persons)	10,173,199	(3)	56.6%

*	Less than 1%

(1)	For information concerning the stock ownership of J.P. Hayden, Jr., Joseph P. Hayden, III, John W. Hayden, Robert W. Hayden, William T. Hayden and John R. LaBar, see “Principal Shareholders”.

(2)	Michael J. Conaton’s beneficial interest includes 20,000 shares over which Mr. Conaton has sole voting power only, 236,468 shares over which he has sole voting and investment powers and 22,900 shares that may be acquired through exercise of options within 60 days of March 3, 2003.

(3)	Amount includes the number of shares that may be acquired through exercise of options within sixty (60) days of March 3, 2003 by the following persons: James E. Bushman – 17,900; James H. Carey – 17,900; Jerry A. Grundhofer – 17,900; William J. Keating, Jr. – 4,900; Richard M. Norman — 2,700; David B. O’Maley – 17,900; John M. O’Mara – 29,900; Glen E. Schembechler – 23,900; Sister Francis Marie Thrailkill – 7,900; John I. Von Lehman – 17,865; Paul T. Brizzolara – 6,988; Elisabeth E. Baldock – 6,350; Paul F. Gelter — 0; W. Todd Gray – 3,125 and all directors and executive officers as a group 175,228.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires Midland’s executive officers, directors and persons who own more than ten percent of Midland’s common stock to file reports of ownership and changes in ownership. Based on a review of the copies of such forms received by it, Midland believes that during the last fiscal year, all of its executive officers, directors and ten percent stockholders complied with the Section 16 reporting requirements except as follows. A Form 4 to be filed on behalf of Ms. Baldock was filed late. The Form 4 pertained to the reallocation of 19 shares (pre-split) of Midland common stock in Ms. Baldock’s 401(k) Plan. A Form 3 to be filed on behalf of Mr. Norman was filed late. The Form 3 pertained to Mr. Norman’s appointment as director. Mr. Norman owned 200 shares of Midland common stock at the time of his appointment. A Form 3 to be filed on behalf of Mr. Gelter was filed late. The Form 3 pertained to Mr. Gelter’s appointment as Vice President. Mr. Gelter indirectly owned 500 shares of Midland common stock at the time of his appointment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2002, John W. Hayden, Chief Executive Officer of Midland, served as a director of Ohio National Financial Services, Inc., Ohio National Mutual Holdings, Inc. and The Ohio National Life Insurance Company, of which Mr. O’Maley is Chairman of the Board, President and Chief Executive Officer. Mr. O’Maley is the Chairman of Midland’s Compensation Committee. Mr. Hayden does not serve on the Compensation Committee of either Ohio National Financial Services, Inc., Ohio National Mutual Holdings, Inc. or The Ohio National Life Insurance Company.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table provides an overview of compensation paid, earned or awarded to the Chief Executive Officer and the four other most highly paid executive officers of Midland for 2002.

	Annual Compensation					Long-Term Compensation

						Awards		Payouts

							Securities
							Under-
				Defined	Other	Restricted	lying		All Other
Name and Principal				Contribution	Annual	Stock	Options/	LTIP	Compen-
Position	Year	Salary	Bonus (1)	Plans (2)	Compensation (3)	Award(s) (4)	SAR's	Payouts	sation (5)

Joseph P. Hayden, III	2002	$461,250	$105,257	$75,749	$0	$0	19,880	$0	$720
Chairman of the Board	2001	450,000	336,105	79,315	0	0	24,000	0	702
and Chief Operating	2000	350,000	384,895	35,193	0	0	25,400	0	540
Officer

John W. Hayden	2002	$461,250	$105,257	$75,749	$0	$0	19,880	$0	$720
Chief Executive Officer	2001	450,000	336,105	79,315	0	0	24,000	0	702
and President	2000	350,000	384,895	32,034	0	0	25,400	0	360

John I. Von Lehman	2002	$287,000	$46,781	$37,296	$0	$0	8,860	$0	$448
Executive Vice President,	2001	280,000	134,540	40,163	0	0	10,600	0	437
Chief Financial Officer	2000	265,000	170,395	24,600	0	0	13,800	0	387
and Secretary

Paul T. Brizzolara	2002	$205,000	$26,732	$12,512	$25,549	$0	5,250	$0	$320
Executive Vice President,	2001	190,000	73,036	9,976	0	0	5,800	0	296
Chief Legal Officer	2000	175,000	90,020	9,271	0	0	7,200	0	150
and Assistant Secretary

Elisabeth E. Baldock	2002	$164,000	$24,510	$21,006	$0	$0	2,400	$0	$256
Vice President — Human	2001	160,000	57,120	21,281	0	0	2,500	0	250
Resources & Learning	2000	147,500	64,008	10,550	0	0	6,000	0	132

(1)	Bonus amounts are based on the amount earned during the calendar year but paid in the following year. For example, the bonus amount appearing in the 2001 row was earned in 2001 but actually paid in February of 2002.

(2)	Total Midland contributions during the year for defined contribution plans. Midland has a 401(k) defined contribution plan, a non-qualified savings plan as well as a pension plan. The pension plan is in the form of either a defined benefit or a defined contribution plan. These plans can be both qualified and non-qualified. Midland’s defined benefit pension plan provides for the payment of annual benefits to participants upon retirement. Such benefits are based on years of service and the participants’ highest compensation during five consecutive years of employment. During 2000, all participants of the pension plan were given a one-time election to opt out of the defined benefit pension plan and enroll in a defined contribution retirement plan. All listed executive officers, except Paul T. Brizzolara, elected to opt out of the defined benefit pension plan and enroll in the new defined contribution plan in 2000.

(3)	Amounts for all Other Annual Compensation are shown for those years in which car allowance, club dues, etc., exceeds the lesser of $50,000 or 10% of salary and bonus earned. $21,600 of the amount reported for Mr. Brizzolara relates to his automobile allowance.

(4)	The aggregate number of restricted stock holdings and valuations at December 31, 2002 were as follows: Joseph P. Hayden III, 30,000 shares valued at $570,000; John W. Hayden, 30,000 shares valued at $570,000; John I. Von Lehman, 12,000 shares valued at $228,000; Paul T. Brizzolara, 2,000 shares valued at $38,000; and Elisabeth E. Baldock had no such shares.

(5)	Amounts represent group term life insurance premiums paid by Midland during the year.

DEFINED BENEFIT PENSION PLAN

The 2002 estimated annual benefits (after deduction for social security benefits) payable upon retirement is a straight-line annuity paid from the Defined Benefit Pension Plan and may be individually estimated by reference to the following table:

	Years of Service

Average Annual
Compensation	15	20	25		30		35

$150,000	$34,429	$45,905	$57,381		$68,857		$80,333

200,000	$47,554	$63,405	$79,256		$95,107		$110,958

250,000	$60,679	$80,905	$101,131		$121,357		$141,583

300,000	$73,804	$98,405	$123,006		$147,607		$172,208	*

350,000	$86,929	$115,905	$144,881		$173,857	*	$202,833	*

400,000	$100,054	$133,405	$166,756	*	$200,107	*	$233,458	*

For purposes of the Defined Benefit Pension Plan, the credited years of service through 2002 covered by the plan (not to exceed 35 years) for Paul T. Brizzolara, the only named executive officer to continue with the Defined Benefit Plan, was 20 years of service.

*	Under the Internal Revenue Code, the maximum allowable annual benefit payable by the qualified pension plan in 2003 is $160,000. In addition, the maximum pay that can be used to determine the benefit is $200,000. The Board of Directors has approved the payment to participants directly by Midland of any reduction in benefits occasioned by limitations on benefits contained in the Internal Revenue Code.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts under Non-Stock
				Price-Based Plans

	Number of
	Shares, Units	Performance
	Or Other	Period	Below	Threshold	Target	Maximum
Name	Rights (#)	Until Payout	Threshold	Shares	Shares	Shares

Joseph P. Hayden III	9,660	1/1/2002 - 12/31/2004	0	4,830	9,660	19,320

John W. Hayden	9,660	1/1/2002 - 12/31/2004	0	4,830	9,660	19,320

John I. Von Lehman	4,310	1/1/2002 - 12/31/2004	0	2,155	4,310	8,620

Paul T. Brizzolara	2,550	1/1/2002 - 12/31/2004	0	1,275	2,550	5,100

Elisabeth E. Baldock	1,170	1/1/2002 - 12/31/2004	0	585	1,170	2,340

In 2002, Joseph P. Hayden III, John W. Hayden, John I. Von Lehman, Paul T. Brizzolara and Elisabeth E. Baldock were awarded restricted performance shares in the form of a restricted stock grant. The actual number of shares that will ultimately be granted to each executive is contingent on the attainment of certain performance objectives based on the growth in Midland’s Book Value per share through December 31, 2004, which could range from zero to 200 percent of the original shares awarded.

OPTION GRANTS IN LAST FISCAL YEAR

		% of Total
	Number of	Options
	Securities	Granted to
	Underlying	Employees
	Options	in Fiscal	Exercise Price	Expiration	Grant Date
Names	Granted	2002	($/Per Share)	Date	Present Value

Joseph P. Hayden III	19,880	10.0%	$20.78	2/15/12	$178,324

John W. Hayden	19,880	10.0%	$20.78	2/15/12	178,324

John I. Von Lehman	8,860	4.5%	$20.78	2/15/12	79,474

Paul T. Brizzolara	5,250	2.6%	$20.78	2/15/12	47,093

Elisabeth E. Baldock	2,400	1.2%	$20.78	2/15/12	21,528

Present value amount was calculated using the Black-Scholes methodology.

AGGREGATE OPTION/SAR EXERCISES IN LAST
FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

The following table sets forth the aggregated options exercised during 2002 and the option value as of December 31, 2002 for the Chief Executive Officer and the four other most highly paid executive officers of Midland under the 1992 Associate Incentive Stock Option Plan.

			Number of Securities	Value of Unexercised In-
			Underlying Unexercised	the-Money Options/SARs
	Shares Acquired		Options/SARs at Year-End	at Year End
Name	on Exercise	Value Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Joseph P. Hayden III	—	—	18,700 / 50,580	$111,234 / $140,154

John W. Hayden	—	—	18,700 / 50,580	$111,234 / $140,154

John I. Von Lehman	—	—	9,550 / 23,710	$58,965 / $71,738

Paul T. Brizzolara	—	—	5,050 / 13,200	$30,927 / $37,916

Elisabeth E. Baldock	—	—	3,625 / 7,275	$24,366 / $27,379

CHANGE IN CONTROL ARRANGEMENTS

In January 2000, the Compensation Committee, based upon advice received from an independent compensation consultant, recommended to the Board of Directors that Midland enter into agreements with the senior officers of Midland to provide certain benefits to the officers in the event of a change of control in Midland. In addition, the Compensation Committee recommended that an Employee Retention Plan be implemented to provide certain benefits to the other officers of Midland and its subsidiaries in the event of a change of control. The Board of Directors approved the recommendation of the Compensation Committee and authorized Midland to enter into Corporate Retention Agreements with Joseph P. Hayden, III, John W. Hayden, John I. Von Lehman and Paul Brizzolara. Under these agreements, if a change of control should occur with respect to Midland, and the officer should be terminated, or for good reason resign, from employment with Midland, Midland would be obligated to pay Joseph P. Hayden, III, John W. Hayden and John I. Von Lehman an amount equal to three times their then-current compensation and Paul Brizzolara an amount equal to two times his then-current compensation. Midland is also obligated to pay additional amounts to offset certain excise tax liabilities payable with respect to such payments.

For purposes of these agreements, a “change in control” is deemed to occur if a shareholder who is not presently a shareholder of Midland acquires more than 33 1/3% of Midland’s outstanding common stock, a majority of the directors of Midland are persons who were not directors when the agreements were entered into and were not nominated to serve by the existing directors, or the shareholders of Midland approve any merger, consolidation or reorganization involving Midland.

FIVE YEAR TOTAL RETURN
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN *
AMONG THE MIDLAND COMPANY, THE RUSSELL 2000 EQUITY INDEX AND
THE S&P PROPERTY AND CASUALTY GROUP. **

		INDEXED RETURNS
	Base	Years Ending
	Period
Company / Index	Dec 97	Dec 98	Dec 99	Dec 00	Dec 01	Dec 02

MIDLAND CO	100	116.09	101.04	136.73	217.56	190.40

RUSSELL 2000 INDEX	100	96.55	115.50	110.64	111.78	87.66

S&P 500 PROPERTY & CASUALTY	100	93.37	69.57	108.42	99.72	88.73

*	Total return assumes reinvestment of dividends.

**	Assumes $100 invested on December 31, 1997 in The Midland Company common stock, the Russell 2000 Equity Index and the S&P Property and Casualty Group.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

The deadline for shareholder proposals to be included in the Proxy Statement for next year’s meeting is November 12, 2003.

The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Midland’s Proxy Statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2004 Annual Shareholders’ Meeting, it must be received prior to January 26, 2004. If there is a change in the anticipated date of next year’s annual meeting or these deadlines by more than 30 days, we will notify you of this change through our Form 10-Q filings.

Shareholders may nominate their own directors by providing written notice to the Company’s Secretary by December 13, 2003. The notice must identify the nominee(s) and include the information required by the Securities Exchange Act of 1934.

COST OF SOLICITATION

The cost of preparing and mailing this proxy statement and the accompanying notice of meeting and proxy, and any additional material relating to the meeting, and the cost of soliciting proxies, will be paid by Midland.

DIRECTIONS TO THE MIDLAND COMPANY ANNUAL SHAREHOLDERS MEETING APRIL 10, 2003

FROM I-75 OR I-71 IN THE GREATER CINCINNATI AREA

I-275 East
Exit Beechmont/Amelia (Rt. 125)
Turn east on Rt. 125
Drive approximately 3 miles
Turn left onto Bach Buxton Rd. (traffic light)
Drive approximately one half mile
Turn right onto Midland Boulevard

FROM DOWNTOWN CINCINNATI
I-471 South
I-275 North/East to Columbus
Exit Beechmont/Amelia (Rt. 125)
Turn right (east on Rt. 125)
Drive approximately 3 miles
Turn left onto Bach Buxton Rd. (traffic light)
Drive approximately one half mile
Turn right onto Midland Boulevard

QUESTIONS?

If you have questions or need more information about the annual meeting, write to:

John I. Von Lehman The Midland Company 7000 Midland Boulevard Amelia, Ohio 45102

or call us at (513) 943-7100.

The Midland Company
c/o Corporate Trust Services
Mail Drop 10AT66—4129
38 Fountain Square Plaza
Cincinnati, OH 45202

Name Appears

DIRECTIONS TO THE MIDLAND COMPANY
ANNUAL SHAREHOLDERS MEETING
APRIL 10, 2003

FROM I-75 OR I-71 IN THE GREATER
CINCINNATI AREA	FROM DOWNTOWN CINCINNATI
I-275 East
Exit Beechmont / Amelia (Rt. 125)
Turn east on Rt. 125
Drive approximately 3 miles
Turn left onto Bach Buxton Rd. (traffic light)
Drive approximately one half mile
Turn right onto Midland Boulevard	I-471 South
I-275 North / East to Columbus
Exit Beechmont / Amelia (Rt. 125)
Turn right (east) on Rt. 125
Drive approximately 3 miles
Turn left onto Bach Buxton Rd. (traffic light)
Drive approximately one half mile
Turn right onto Midland Boulevard

fold and detach here
.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DATE: , 2003

Name Appears

(Signature of Stockholder)

(Signature of Stockholder)

Important: Please sign exactly as your name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.

THE MIDLAND COMPANY

PROXY FOR ANNUAL MEETING	The undersigned hereby appoints JOSEPH P. HAYDEN III, JOHN W. HAYDEN and JOHN I. VON LEHMAN proxies of the undersigned, to vote cumulatively or otherwise all shares of Common Stock which the undersigned would be entitled to vote on the matters specified below and in their discretion with respect to such other business as may properly come before the Annual Meeting of Shareholders of The Midland Company to be held on April 10, 2003 at 10:00 A.M. Eastern Time at The Midland Company, 7000 Midland Boulevard, Amelia, Ohio or any adjournment of such Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

1. Authority to elect as directors the six nominees listed below.

☐ FOR                      ☐ WITHHOLD AUTHORITY

Michael J. Conaton, Jerry A. Grundhofer, Joseph P. Hayden III, William J. Keating, Jr., John R. Labar, Richard M. Norman

         WRITE THE NAME OF ANY NOMINEE(S) FOR WHOM AUTHORITY TO VOTE IS WITHHELD

2. Ratification of the appointment of Deloitte & Touche, LLP as independent public accountants for fiscal 2003.

☐ FOR                      ☐ AGAINST                      ☐ ABSTAIN

(This proxy is continued and is to be signed on the reverse side)